Exhibit 10.3

TOTAL SUBSCRIPTION AGREEMENT

FOR STOCK ACQUISITION RIGHTS

(First Series Stock Acquisition Rights of Micware Co., Ltd.)

Micware Co., Ltd. (the “Company”) and the person identified on the signature page hereto (the “Subscriber”) hereby enter into this Total Subscription Agreement for Stock Acquisition Rights (this “Agreement”), pursuant to Articles 236 and 238 of the Companies Act of Japan and based on the resolution adopted at the shareholders’ meeting of the Company held on October 30, 2020 (the “Shareholders’ Meeting”), in connection with the allocation, as stock options, of the First Series Stock Acquisition Rights issued by the Company (the “Stock Acquisition Rights”) to the persons listed in the Schedule of Subscribers attached hereto, including the Subscriber, all of whom subscribe for the total number thereof.

Article 1 (Content and Number of the Stock Acquisition Rights)

1.	The Company hereby allocates to the Subscriber, as of October 30, 2020 (the “Allocation Date”), the Stock Acquisition Rights in the number specified below (the “Allocated Number”), and the Subscriber hereby subscribes for such Stock Acquisition Rights. The total number of Stock Acquisition Rights issued by the Company shall be subscribed for by all persons listed in the Schedule of Subscribers, including the Subscriber.

2.	Type and Number of Shares Subject to the Stock Acquisition Rights Each Stock Acquisition Right shall entitle the holder to acquire one (1) share of the Company’s common stock.

3.	Amount to Be Paid in Exchange for the Stock Acquisition Rights No monetary payment shall be required to be made by the Subscriber in exchange for the Stock Acquisition Rights.

4.	Value of Property to Be Contributed upon Exercise of the Stock Acquisition Rights The value of property to be contributed upon the exercise of each Stock Acquisition Right shall be the amount obtained by multiplying the number of shares subject to such Stock Acquisition Right by JPY 1,720,000 per share. Such amount is based on the fair market value of the Company’s common stock as calculated by an accounting firm engaged by the Company.

5.	Exercise Period of the Stock Acquisition Rights The Stock Acquisition Rights may be exercised from October 31, 2022 to February 23, 2028.

6.	Any matters concerning the Stock Acquisition Rights not provided for in this Agreement shall be governed by the Stock Acquisition Rights Issuance Terms maintained at the head office of the Company.

Article 2 (Exercise of Stock Acquisition Rights by Heirs)

1.	In the event of the Subscriber’s death, the Stock Acquisition Rights may be exercised only if all of such Stock Acquisition Rights are inherited by one (1) person selected from among the Subscriber’s spouse or children (including adopted children) (the “Successor”). The Successor may exercise the Stock Acquisition Rights only after submitting the documents set forth in Paragraph 3 below in accordance with the procedures prescribed therein and otherwise complying with this Agreement and any procedures separately prescribed by the Company.

2.	The Successor may exercise the Stock Acquisition Rights only within the exercise period and only for a period of two (2) years from the date of the Subscriber’s death. If the Successor dies, the heirs of the Successor shall not be entitled to exercise the Stock Acquisition Rights.

3.	The Successor shall promptly submit to the Company the following documents (or such documents as the Company deems legally equivalent thereto):

a)	A copy of the family register or similar document issued within three (3) months;

b)	A certificate of seal registration of the Successor issued within three (3) months;

c)	A will, agreement on division of inherited property, or other document evidencing that only the Successor has inherited the Stock Acquisition Rights;

d)	A document evidencing the name and address of the Successor; and

e)	Any other documents designated by the Company.

4.	The provisions of this Agreement shall apply to the Successor to the extent not inconsistent with their nature.

Article 3 (Restrictions on Exercise of Stock Acquisition Rights)

1.	The Subscriber may exercise all or part of the Allocated Number of Stock Acquisition Rights; provided, however, that a single Stock Acquisition Right may not be subdivided for exercise.

2.	The Subscriber may exercise the Stock Acquisition Rights only upon the occurrence of an initial public offering of the Company’s common stock.

3.	The aggregate annual (calendar year) amount payable by the Subscriber upon exercise of the Stock Acquisition Rights shall not exceed JPY 12,000,000; provided, however, that if the amount specified in Article 29-2, Paragraph 1, Item (ii) of the Act on Special Measures Concerning Taxation is amended, such amount shall be adjusted to the amended amount as of the effective date of such amendment.

Article 4 (Exercise Procedures)

1.	To exercise the Stock Acquisition Rights, the Subscriber shall submit to the Company’s operations department (or such department as may be responsible for such matters from time to time; the “Responsible Department”) a Stock Acquisition Rights Exercise Request Form in the form prescribed by the Company, duly completed and signed or sealed.

2.	Simultaneously with the submission of the Stock Acquisition Rights Exercise Request Form, the Subscriber shall remit, in full and in Japanese yen, the total amount obtained by multiplying the value of property to be contributed upon exercise by the number of Stock Acquisition Rights being exercised, to the bank account designated by the Company by the date specified by the Company.

3.	Once the Subscriber has submitted the Stock Acquisition Rights Exercise Request Form and completed the payment in accordance with the preceding paragraph, such exercise may not be revoked.

4.	The issuance of new shares or the transfer or assignment of shares upon exercise of the Stock Acquisition Rights shall be conducted in compliance with the matters determined at the Shareholders’ Meeting pursuant to Article 238, Paragraph 1 of the Companies Act.

Article 5 (Book-Entry Shares)

1.	Upon completion of the exercise procedures by the Subscriber, the Company shall promptly take all necessary steps to cause the shares acquired by the Subscriber upon exercise of the Stock Acquisition Rights to be recorded or registered in the Subscriber’s book-entry account opened in the Subscriber’s name with a financial instruments business operator designated by the Company (the “Designated Securities Firm”).

2.	If the shares acquired by the Subscriber upon exercise of the Stock Acquisition Rights are subject to Article 29-2 of the Act on Special Measures Concerning Taxation, such shares shall, immediately after acquisition, be recorded, registered, entrusted for custody, or placed under trust management through the Company in accordance with the trust, custody, management, or disposition arrangements (the “Management Trust, etc.”) entered into in advance between the Company and the Designated Securities Firm, pursuant to Article 19-3, Paragraph 7 of the Enforcement Order of the Act on Special Measures Concerning Taxation.

Article 6 (Non-Exercise and Deemed Waiver of Stock Acquisition Rights)

1.	If any of the following events occurs, the Stock Acquisition Rights shall become non-exercisable as of the time specified below, and any Stock Acquisition Rights remaining unexercised at such time shall be deemed to have been waived by the Subscriber or the Successor, as applicable:

a)	If the Subscriber or the Successor breaches this Agreement: at the time such breach occurs;

b)	If the Subscriber loses all positions as a director or employee of the Company or its subsidiaries (as defined under the applicable regulations of the Ministry of Finance), except in cases of retirement upon expiration of term, mandatory retirement, termination for company convenience, or other cases deemed justifiable by the Company: at the time such position is lost;

c)	If the Company determines that continued holding of the Stock Acquisition Rights by the Subscriber or the Successor is inappropriate: at the time such determination is made;

d)	If the Subscriber dies without a spouse or children (including adopted children): at the time of the Subscriber’s death;

e)	If the Successor fails to exercise the Stock Acquisition Rights within the period specified in Article 2, Paragraph 2: at the expiration of such period;

f)	If the Successor dies after inheriting the Stock Acquisition Rights but prior to exercising them: at the time of the Successor’s death;

g)	If the Subscriber or the Successor becomes subject to a commencement order of guardianship, curatorship, or assistance proceedings: at the time such order is issued;

h)	If the Subscriber or the Successor becomes subject to a bankruptcy commencement order or a civil rehabilitation commencement order: at the time such order is issued.

2.	Except as provided in the preceding paragraph, if the Subscriber ceases to be a director, corporate auditor, or employee of the Company or its subsidiaries, the Stock Acquisition Rights shall become non-exercisable upon the lapse of two (2) years from the date on which the Subscriber ceased to hold such position, and any unexercised Stock Acquisition Rights shall be deemed to have been waived at such time.

3.	In addition to the preceding two paragraphs, if the exercise of the Stock Acquisition Rights by the Subscriber or the Successor is prohibited under the laws or regulations of the country or region of residence of the Subscriber or the Successor, or if the Company becomes subject to any notification, filing, or other obligation in connection with such exercise, all unexercised Stock Acquisition Rights shall be deemed to have been waived.

Article 7 (Prohibition of Disposal)

The Subscriber may not transfer, pledge, create a security interest in, gift, bequeath, or otherwise dispose of, whether in whole or in part, the Stock Acquisition Rights to any third party.

Article 8 (Method of Declarations and Notices)

1.	Any declaration or notice from the Company to the Subscriber under this Agreement shall be made by telephone, email, other electronic means, or in writing, as set forth below:

a)	While the Subscriber holds a position as a director or employee of the Company or its subsidiaries, notices shall be given directly to the Subscriber by any of the foregoing means.

b)	After the Subscriber ceases to hold such position, notices shall be given to the address or contact information previously notified by the Subscriber.

2.	If the Subscriber ceases to hold a position as a director or employee of the Company or its subsidiaries for reasons other than death, the Subscriber shall notify the Responsible Department in writing of any change in contact information. If the Subscriber fails to provide such notice and the Subscriber’s whereabouts become unknown, any notice from the Company shall be deemed validly given by placing the relevant written notice at the Responsible Department.

3.	Any notice from the Subscriber to the Company under this Agreement shall be made in writing to the Responsible Department.

Article 9 (Compliance with Laws and Internal Rules)

The Subscriber shall comply with all applicable laws and regulations, including insider trading regulations under the Financial Instruments and Exchange Act of Japan, the Companies Act, tax laws, and all internal rules of the Company or its subsidiaries relating to the prevention of insider trading, in connection with the sale or other disposition of shares acquired upon exercise of the Stock Acquisition Rights.

Article 10 (Taxes and Other Expenses)

1.	The Subscriber shall bear all income taxes and any other taxes, public charges, and expenses arising in connection with the allocation, exercise, and sale or other disposition of the shares acquired upon exercise of the Stock Acquisition Rights.

2.	If, in connection with the application of Article 29-2 of the Act on Special Measures Concerning Taxation, the Agreement ceases to satisfy the requirements for such application due to amendments to laws, regulations, administrative guidance, or interpretations, the Company shall not be liable to the Subscriber for any failure to obtain such tax treatment or for any limitation on the scope thereof, regardless of whether the Company has entered into or refrained from entering into an agreement to implement necessary changes.

3.	If the Company is required to withhold taxes in connection with the procedures set forth in Paragraph 1 above, the Subscriber shall remit the amount of such withholding taxes, in Japanese yen, to the bank account designated by the Company by the date specified by the Company.

Article 11 (Waiver of Claims)

The Subscriber hereby waives any and all claims, regardless of reason, against the Company, its officers, employees, and the Designated Securities Firm for compensation for losses, additional benefits, damages, or any other liabilities in connection with this Agreement.

Article 12 (No Appraisal or Purchase Demand Rights)

The Subscriber shall not exercise any appraisal rights or rights to demand the purchase of Stock Acquisition Rights, including those provided under Articles 118, 777, 787, or 808 of the Companies Act.

Article 13 (Amendments)

1.	If, after the execution of this Agreement, the Company determines that amendments to this Agreement are necessary due to the enactment, amendment, or repeal of the Companies Act, the Income Tax Act, the Corporation Tax Act, the Financial Instruments and Exchange Act, or other applicable laws or regulations, the Company may amend this Agreement by giving notice to the Subscriber.

2.	In addition to the preceding paragraph, if the Company undergoes a merger, company split, or other corporate reorganization, or if the Company otherwise determines that reasonable grounds exist, the Company may, by resolution of its Board of Directors and upon notice to the Subscriber, amend this Agreement, including restrictions on the exercise of the Stock Acquisition Rights.

Article 14 (Authority to Establish Detailed Rules)

1.	The Company may establish, amend, or abolish detailed rules regarding the implementation of this Agreement in the form of “Detailed Rules Concerning Total Subscription Agreements for Stock Acquisition Rights” (the “Detailed Rules”), and the Subscriber shall comply with such Detailed Rules.

2.	The Company shall promptly notify the Subscriber of any establishment, amendment, or abolition of the Detailed Rules.

3.	The Subscriber may, during the Company’s business hours, request to inspect the Detailed Rules and may copy them at the Subscriber’s own expense.

Article 15 (Handling of Matters Not Provided For)

Any matters not provided for in this Agreement shall be determined through consultation between the Company and the Subscriber in good faith.

Article 16 (Representations)

1.	The Subscriber represents and warrants that, as of the date of the resolution of the Board of Directors approving the issuance of the Stock Acquisition Rights, the Subscriber is not a “Large Shareholder” or a “Specially Related Person of a Large Shareholder” as defined in Article 29-2, Paragraph 1 of the Act on Special Measures Concerning Taxation.

2.	The Subscriber represents and warrants that, as of the date of the resolution of the Board of Directors, the Subscriber is a director or employee of the Company or of a subsidiary in which the Company directly or indirectly holds a majority of the total voting rights.

Article 17 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Signatures

IN WITNESS WHEREOF, this Agreement has been executed in two (2) counterparts as of February 23, 2018, and each party shall retain one (1) original copy.

Company:

Micware Co., Ltd.

1-1-3 Higashikawasaki-cho, Chuo-ku, Kobe-shi, Hyogo

Kobe Crystal Tower, 9th & 20th Floors

Representative Director:

Kenji Narushima

Subscriber:

Address:

Name: